Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-221261
Issuer Free Writing Prospectus dated January 22, 2020
CUSIP #: 63743HET5

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Fixed Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Issuer Ratings:	A2 / A / A (Moodys / S&P / Fitch)

Principal Amount:	$500,000,000

Security Type:	Senior Unsecured

Interest Rate:	1.75%

Issue Price:	99.912% of Principal Amount

Trade Date:	January 22, 2020

Original Issue Date:	February 5, 2020 (T+10)

Maturity Date:	January 21, 2022

Benchmark Treasury:	1.625% due December 31, 2021

Benchmark Treasury Yield:	1.526%

Spread to Benchmark Treasury:	+ 27 basis points

Yield to Maturity:	1.796%

Interest Payment Dates:	Each January 15 and July 15, and the maturity date, commencing July 15, 2020

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	None

Agents Discount or Commission:	0.10%

Basis:	As Principal

Agent(s):	PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Denominations:	$2,000 x $1,000

Other Terms:	None

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Concurrently with this offering, we are also offering $500,000,000 aggregate principal amount of 2.40% collateral trust bonds due 2030 (the “Collateral Trust Bonds”), pursuant to a separate registration statement, prospectus and prospectus supplement. Although we expect that the sales of the Notes and the Collateral Trust Bonds will take place concurrently, the sales are not conditioned upon each other, and we may consummate the sale of one issue and not the other, or consummate the sales at different times.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from PNC Capital Markets LLC by calling toll-free at 1-855-881-0697 or U.S. Bancorp Investments, Inc. by calling toll-free at 1-877-558-2607.